Exhibit 10.2

FuelCell Energy, Inc.

Stock Ownership Guidelines

Adopted December 18, 2014

The Board of Directors (the “Board”) of FuelCell Energy, Inc. (“FuelCell” or the “Company”) has adopted Stock Ownership Guidelines (“Ownership Guidelines”). These Ownership Guidelines are applicable to all FuelCell Section 16 executive officers (“officers”) (as such term is defined pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended) and the non-employee independent, directors of the Board (“directors”).

Ownership Guidelines

Pursuant to these Ownership Guidelines, each of the Company’s officers and directors will be expected to maintain an ownership position in the Company’s shares of common stock as set forth in the applicable guidelines below:

Minimum Stock Ownership Requirement

Leadership Position	Ownership Guideline
President and Chief Executive Officer	At least 300,000 shares
All other Section 16 Executive Officers	At least 150,000 shares
Non-Employee Independent Directors	At least 50,000 shares

Ownership Defined

For purposes of meeting the applicable Ownership Guidelines, stock that counts towards satisfaction of FuelCell’s Stock Ownership Guidelines include:

•	FuelCell Energy common stock owned (i) directly by the officer or director or, his or her spouse, (ii) jointly by the officer or director or, his or her spouse, and (iii) indirectly by a trust, partnership, limited liability company or other entity for the benefit of the officer or director, or his or her spouse;

•	100% of Restricted Stock Awards (vested and unvested) issued under the Company’s Equity Incentive Plans;

•	100% of Common Stock issued under the Company’s Employee Stock Purchase Plan;

•	100% of unexercised Stock Options (vested and unvested) issued under the Company’s Equity Incentive Plans; and

•	100% of deferred stock units issued under the Company’s Director’s Deferred Compensation Plan.

Officers are expected to achieve target levels within 5 years of assuming their positions and directors are expected to achieve target levels within 5 years of commencement of service as a director.

Retention Ratio

Officers and directors must maintain at least 50% of the stock received from equity awards (on a shares issued basis) until minimum ownership requirement level is achieved.

Stock Holding Requirements

Once the ownership guideline has been achieved, officers will be required to maintain stock holding requirements for the duration of their employment with the Company and for directors, until their cessation from the Board.

Compliance

The Company’s Compensation Committee (the “Committee”) shall have authority to enforce these Stock Ownership Guidelines.

Non-Compliance

If an officer or director is not in compliance with the Ownership Guidelines, he or she will be prohibited from selling or otherwise disposing of FuelCell stock until his or her holdings meet the applicable minimum requirement, and then only to the extent that his or her remaining holdings do not fall below the applicable minimum holding requirement.

Administration

The Committee shall periodically assess these Ownership Guidelines and officer’s and director’s ownership relative to these guidelines. The Committee may amend or terminate these Ownership Guidelines in its discretion.

Non-Employee Non-Independent Directors

Non-employee non-independent directors are excluded as they represent investors in the company which already have ownership interest in FuelCell Energy.

Adjustments

Minimum share ownership requirements shall be adjusted in the event of any stock split, reverse stock split or other similar change in the Company’s outstanding capital stock.

Hardship

There may be instances in which the Ownership Guidelines would place a severe hardship on an Officer or Director. Under these circumstances, the Compensation Committee may, on a case-by-case basis, modify the Ownership Guidelines, in its discretion.

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